Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of our report dated April 11, 2016 (except for Notes 1, 14, & 15, as to which the date is July 22, 2016), which includes an explanatory paragraph as to the company’s ability to continue as going concern and our audit of the adjustments to retroactively apply the recapitalization, with respect to Valeritas, Inc. and subsidiary December 31, 2015 consolidated financial statements. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

February 6, 2017